UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2019

Performance Food Group Company

(Exact name of registrant as specified in its charter)

Delaware	001-37578	43-1983182
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12500 West Creek Parkway Richmond, Virginia		23238
(Address of registrant’s principal executive office)		(Zip code)

(804) 484-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2019, Douglas M. Steenland, Chairman of the Board of Directors (the “Board”) of Performance Food Group Company (the “Company”), resigned from his position as Chairman of the Board and as a member of the Board, effective immediately. Mr. Steenland has been Chairman of the Board and a member of the Board since 2010. There are no disagreements between Mr. Steenland and the Company relating to matters concerning the Company’s operations, policies or practices. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Committee”), on January 31, 2019, the Board appointed George L. Holm, the Company’s President and Chief Executive Officer and a current member of the Board, to serve as Chairman of the Board and Manuel A. Fernandez, a current member of the Board, to serve as Lead Independent Director of the Board (the “Lead Director”). In addition to regular fees paid to independent directors, Mr. Fernandez will receive annual compensation for his services as Lead Director of fifty thousand dollars ($50,000), payable quarterly in arrears and prorated from the date of his appointment. Mr. Fernandez currently serves as Non-Executive Chairman of the Board of Directors of The Brunswick Corporation and as a member of the Board of Directors of Leggett & Platt Incorporated. Mr. Fernandez has deep experience in public company leadership and corporate governance, as well as extensive knowledge of the foodservice industry.

Item 8.01.	Other Events.

On January 31, 2019, after careful consideration of certain corporate governance trends and such other matters as the Board deemed relevant and upon the recommendation of the Committee, the Board approved certain amendments to the Company’s Corporate Governance Guidelines (as amended and restated, the “Amended and Restated Guidelines”) to (i) implement a rotation policy that imposes a term limit of seven (7) years on each of the chairpersons of the standing committees of the Board (the “Committee Chairpersons”) subject to the Board’s discretion to permit service for longer than seven (7) years upon the recommendation of the Committee based on the then-existing facts and circumstances, (ii) extend the term limit for an independent director’s service as the Lead Director from five (5) years to seven (7) years subject to the Board’s discretion to permit service for longer than seven (7) years upon the recommendation of the Committee based on the then-existing facts and circumstances and (iii) expand the responsibilities of the Lead Director. The foregoing description of the Amended and Restated Guidelines does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Guidelines, which will be posted on the Company’s website at www.pfgc.com.

Also on January 31, 2019, upon the recommendation of the Committee, the Board determined to present for approval by the Company’s stockholders at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) certain amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to (i) eliminate certain supermajority voting requirements contained therein and (ii) permit special meetings of stockholders of the Company to be called by stockholders of the Company as may be permitted by the Company’s Amended and Restated Bylaws (the “Bylaws”) (together, the “Charter Amendments”). The full text of the Charter Amendments as they may later be presented to and approved by the Company’s stockholders at the 2019 Annual Meeting will be contained in the Company’s proxy statement for the 2019 Annual Meeting.

Also on January 31, 2019, upon the recommendation of the Committee, the Board determined that it would adopt, subject to the approval by the Company’s stockholders of the Charter Amendments at the 2019 Annual Meeting, certain amendments to the Bylaws to (i) eliminate the supermajority voting requirement to amend the Bylaws and (ii) permit stockholders of the Company that satisfy certain requirements, including holding at least twenty percent (20%) in voting power of all the then-outstanding shares of common stock of the Company, to request that a special meeting of stockholders of the Company be called by the Board (together, the “Bylaw Amendments”). The full text of the Bylaw Amendments will be filed on a Current Report on Form 8-K following the 2019 Annual Meeting in the event that the Company’s stockholders approve the Charter Amendments at the 2019 Annual Meeting.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release of Performance Food Group Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: February 1, 2019	By:	/s/ A. Brent King
	Name:	A. Brent King
	Title:	Senior Vice President, General Counsel and Secretary